Exhibit 23.1


                       Consent of Independent Accountants



The Board of Directors and Shareholders
Smith Corona Corporation


We consent to the incorporation by reference in the registration statement (No.333-73195) on Form S-8 of Smith
Corona Corporation of our report dated August 11, 1999, except as to note 7 which is as of September 1, 1999, relating to the consolidated balance sheet of Smith Corona
Corporation and subsidiaries as of June 30, 1999, and the related consolidated statements of operations, changes in shareholders' equity, and cash flows for the year then ended and the related schedule as of and for the year ended June 30, 1999, which report appears in the June 30, 1999 annual report on Form 10-K of Smith Corona
Corporation.


/s/ KPMG LLP
------------------
September 13, 1999
Syracuse, New York